Exhibit 99.3
              Question and Answer Brochure Regarding the Offering


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                                     STOCK
                                    OFFERING
                                   QUESTIONS
                                      and
                                    ANSWERS



                                    Federal
                                     Trust
                                  Corporation
FACTS ABOUT OFFERING

Federal Trust Corporation ("Federal Trust" or the "Company") , a Florida corporation, is offering up to 2,701,619 stock of Common Stock in a secondary offering ("Offering"). This brochure answers some of the most frequently asked questions about the Offering and about your opportunity to invest in Federal Trust Corporation.

INVESTMENT IN THE STOCK INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THESE RISKS AND OTHER FACTORS, INCLUDING A COMPLETE DESCRIPTION OF THE OFFERING, INVESTORS ARE URGED TO READ THE ACCOMPANYING PROSPECTUS, ESPECIALLY THE DISCUSSION UNDER THE HEADING "RISK FACTORS" ON PAGE 15.

WHY IS FEDERAL TRUST OFFERING ADDITIONAL COMMON STOCK?

The net offering proceeds will increase the capital of the Bank and the Company and will support future growth of the Bank.

WILL THE OFFERING AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?

No. The Offering will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit.

WHO IS ELIGIBLE TO PURCHASE COMMON STOCK IN THE RIGHTS?

Shareholders of Federal Trust as of March 26, 1997 are eligible to purchase common stock in the Rights Offering which expires at 5:oo p.m. on September 30, 1997. Shares not purchased in the Rights Offering will be offered to certain members of the general public in the Community Offering.

HOW MUCH COMMON STOCK IS BEING OFFERED AND AT WHAT PRICE?

Federal Trust is offering up to 2,701,619 at a price of $2.00 per share through the Prospectus. Prior to this Offering, there were 2,256,505 stock of Federal Trust outstanding.


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HOW MUCH STOCK MAY I BUY?

The minimum order is 500 shares. The maximum amount any person may purchase is 5% of the total number of shares sold in the Offering. In addition, no person, together with associates of, and persons acting in concert with such person, may purchase more than 9.99% of the total number of shares out standing following in the Offering.

HOW DO I ORDER COMMON STOCK?

You must complete the enclosed Stock Order Form and Certification Form. Instructions for completing your Stock Order Form and Certification Form are contained in this packet. Your order in the Rights Offering must be received by 5:00 p.m. Eastern Time on September 30, 1997.

HOW MAY I PAY FOR MY COMMON STOCK ?

You may pay for common stock by check, bank draft or money order. Funds will be placed in an escrow account with Independent Bankers Bank of Florida.

CAN I PURCHASE STOCK USING FUNDS IN MY FEDERAL TRUST IRA ACCOUNT?

Federal regulations do not permit the purchase of offering common stock in connection with the Offering from your existing Federal Trust IRA account. To accommodate our shareholders, we have made arrangements with an outside trustee to allow such purchases. Please call our Stock Sales Center for additional information.

WILL THE COMMON STOCK BE INSURED?

No. Like any other common stock, the Federal Trust's common stock will not be insured.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Federal Trust suspended dividend payments on the Common Stock in the fourth quarter of 1994. Due to financial condition, its recent results of operations and regulatory restrictions on the payment of dividends imposed on the Bank, Federal Trust does not anticipate the resumption of dividend payments on the Common Stock in the foreseeable future.


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HOW WILL THE COMMON STOCK BE TRADED?

Prior to this Offering, there has been a limited market for Federal Trust's Common Stock. Federal Trust has applied for listing of its Common Stock on the Nasdaq Small Cap market upon completion of the Offering. However, no assurance can be given that an active and liquid market will develop.

ARE OFFICERS AND DIRECTORS OF FEDERAL TRUST PLANNING TO PURCHASE STOCK?

Yes! Federal Trust's officers and directors plan to purchase, in the aggregate, $90,574 worth of stock. MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of Common Stock in the Offering.


For Additional Information You May Call our Stock Sales Center at (614) 766-8400 (Dublin, Ohio) or (212) 323-8300 (New York, New York).

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFF ER TO BUY STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS